Exhibit 99.1

BBX Capital Provides Statement on Verdict

BFC Financial and BBX Capital Announce

Termination of Merger Agreement

FORT LAUDERDALE, Florida – December 15, 2014 -- BBX Capital Corporation (“BBX Capital” or the “Company”) (NYSE: BBX), announced today that, following a six week trial in federal court in Miami, a jury rendered a split decision in a federal securities case brought against BBX and its Chairman, Alan Levan.  The issues in the case arose out of loan losses reported by BankAtlantic in October 2007, driven by the dramatic collapse of the Florida real estate market.

The jury found in favor of BBX and Mr. Levan with respect to all of its disclosures preceding the market collapse except for three sentences uttered by Alan Levan in BBX’s lengthy July 25, 2007 earnings conference call.  With respect to that conference call, prior to the jury’s deliberations, the judge instructed the jury that the three sentences were “objectively false,” a conclusion vigorously disputed by BBX and Mr. Levan.

In commenting on that part of the verdict finding against him, Alan Levan said that, “A decent and hard working group of jurors was misled by a jury instruction that is just wrong.  What I told investors in July was true.  I provided a candid view of what I believed faced the company and, when the housing market crashed a few weeks later, what I said was proved correct.  BBX was one of the first companies to recognize the severity of the housing market crash and accept the losses most others ignored for many months. If this part of the verdict is allowed to stand, no officer of any public company could ever again safely participate in earnings conference calls.”

BBX noted that the identical jury instruction was given in the private securities litigation which preceded this case.  After enduring a similar jury outcome, BBX and Levan ultimately prevailed in that case.

The jury also found that BBX made a decision to sell loans in the fourth quarter of 2007 and thereafter failed to treat those loans as “held for sale” rather than “held for investment.”  With respect to that claim, Levan stated that, “We explored selling loans in that period as one of many possible strategies to deal with the collapsing real estate market.  We followed the accounting guidance, booked the loans appropriately and, early in 2008, recognizing that there was no market to sell any of these loans at any price, never thereafter considered selling these loans as a viable strategy.  I am not an accountant and do not participate in accounting decisions for the company.  I am very confident this part of the verdict will be corrected down the road as well.”

BBX also noted that some news stories following the verdict have misconstrued the form of verdict.  The SEC prevailed on a single disclosure issue – the three sentences in the July 2007 conference call -- that is repeated in a series of essentially similar questions.  The SEC also prevailed on a single held for sale issue that is repeated in a series of similar questions.

The Company and Mr. Levan will file motions to enter judgment in their favor on all counts and if these motions are denied will bring the issues to the 11th Circuit Court of Appeals in Atlanta.

As a result of the time frames involved in the appeal of the verdict, the Boards of Directors of BFC Financial Corporation and BBX Capital mutually agreed to terminate the companies’ proposed merger contemplated by the May 7, 2013 merger agreement between the parties.

About BBX Capital Corporation:

BBX Capital (NYSE: BBX) is involved in the acquisition, ownership, management, joint ventures and investments in real estate and real estate development projects, as well as acquisitions, investments and management of middle market operating businesses.  In addition, BBX Capital and its holding company, BFC Financial Corporation (OTCQB: BFCF), have a 46% and 54% respective ownership interest in Bluegreen Corporation.  As a result of their ownership interests, BBX and BFC own 100% of Bluegreen.  Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 60 owned or managed resorts, and access to more than 4,000 resorts worldwide.

As of September 30, 2014, BBX Capital had total consolidated assets of $386.5 million, shareholders' equity attributable to BBX Capital of approximately $309.7 million, and total consolidated equity of approximately $311.0 million.  BBX Capital’s book value per share at September 30, 2014 was $19.15.  For more information, visit www.BBXCapital.com.

About BFC Financial Corporation:

BFC (OTCQB: BFCF; BFCFB) is a holding company whose principal holdings include a 52% ownership interest in BBX Capital Corporation (NYSE: BBX) and its indirect ownership interest in Bluegreen Corporation.  BFC owns a 54% equity interest in

Woodbridge, the parent company of Bluegreen.  BBX Capital owns the remaining 46% equity interest in Woodbridge.  Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 60 owned or managed resorts, and access to more than 4,000 resorts worldwide.  BBX Capital, a New York Stock Exchange listed company, is involved in the acquisition, ownership, management, joint ventures and investments in real estate and real estate development projects, as well as acquisitions, investments and management of middle market operating businesses.  As described above, BBX Capital also has a 46% equity interest in Bluegreen.

As of September 30, 2014, BFC had total consolidated assets of approximately $1.4 billion, shareholders' equity attributable to BFC of approximately $251.8 million, and total consolidated equity of approximately $448.8 million. BFC’s book value per share at September 30, 2014 was $3.13.  For more information, visit www.BFCFinancial.com.

For further information, please visit our family of companies:

BBX Capital: www.BBXCapital.com

Bluegreen Corp.: www.BluegreenVacations.com

Renin Corp.: www.ReninCorp.com

RoboVault: www.RoboVault.com

BBX Sweet Holdings: Hoffman’s Chocolates: www.Hoffmans.com, Williams & Bennett:

www.WilliamsandBennett.com, Jer’s Chocolates: www.Jers.com, Helen Grace Chocolates: www.HelenGrace.com,  Anastasia Confections: www.AnastasiaConfections.com, and The Toffee Box: www.thetoffeebox.com

BFC Financial Corporation: www.BFCFinancial.com

BBX Capital Contact Info:

Media Contact: Kip Hunter Marketing, 954-765-1329

Aimee Adler/ Jodi Goldstein

Email: aimee@kiphuntermarketing.com,  jodi@kiphuntermarketing.com

Investor Relations: Leo Hinkley, Managing Director, 954- 940-5300

Email: LHinkley@BBXCapital.com

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Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding ongoing litigation that involve substantial risks and uncertainties, including that the results of motions with the trial judge and an appellate review are uncertain and could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein.